EXHIBIT 10.5

                 AMENDMENT ONE TO THE SUPPLEMENTAL BENEFIT PLAN
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002

THIS AMENDMENT to The Coca-Cola Company Supplemental Benefit Plan (the "Plan") is adopted by The Coca-Cola Company Benefits Committee (the "Committee").

                              W I T N E S S E T H:

     WHEREAS, Section 6.4 of the Plan provides that the Committee may amend the Plan at any time;

     WHEREAS, the Committee wishes to amend the Plan to provide an early retirement program for certain employees who are involuntarily terminated in 2003.

    NOW, THEREFORE, the Committee hereby amends the Plan as follows:

                                       1.

Effective January 1, 2003, Appendix A shall be amended to read as follows:

Coca-Cola India, Inc., effective January 1, 2003.

                                       2.

Effective February 1, 2003, the following Appendix B shall be included in the
Plan:

                                   APPENDIX B

             2003 Involuntary Termination Early Retirement Program

(a) General. The Early Retirement Program is an undertaking by the Company to provide an early retirement feature to eligible individuals who are involuntarily terminated as a result of a company reorganization. Such program is also being provided in the Qualified Pension Plan. This Appendix provides similar Early Retirement Program features for eligible individuals who cannot be provided their entire benefit from the Qualified Pension Plan due to Code or ERISA limitations and eligible individuals who cannot be provided such features through the Qualified Pension Plan by its terms. Eligibility for this Early Retirement Program is set forth herein, notwithstanding any other provision of the Plan. Except as expressly modified herein, the regular provisions of the Plan continue to apply.

(b) Definitions.

    (1) "Cause" shall mean, solely for the purposes of this Early Retirement Program, a termination of employment by the Company or a Subsidiary which is based on a violation of the Company's Code of Business Conduct or any other policy of the Company or its Subsidiary, or for gross misconduct.

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    (2) "Early Retirement Eligible Employee" shall mean an Employee who meets all of the requirements of this Appendix B, subsection (c).

    (3) "Early Retirement Feature" shall mean the early retirement provisions during the Program Period, as set forth in this Appendix B, subsection
        (d).

    (4) "Noncompetition Agreement" shall mean the agreement on competition and solicitation of employees or customers that, if requested, an Early Retirement Eligible Employee is required to sign as a condition to retiring under the Early Retirement Program. The Noncompetition Agreement may be incorporated into the Release and Agreement on Trade Secrets and Confidentiality and its terms may vary for each Early Retirement Eligible Employee.

    (5) "Program Period" shall mean the period which starts on February 1, 2003 and ends on December 31, 2003.

    (6) "Program Retirement Date" shall mean with respect to each Early Retirement Eligible Employee, the date the Early Retirement Eligible Employee retires with the Company's consent under the Early Retirement Program.

    (7) "Release and Agreement on Trade Secrets and Confidentiality" shall mean the release and confidentiality agreement that each Early Retirement Eligible Employee is required to sign as a condition to retiring under the Early Retirement Program, the terms of which may vary for each Early Retirement Eligible Employee.

(c) Eligibility. An individual shall be eligible for the Early Retirement Feature if the he meets all of the following requirements:

    (1) He is an Employee of an Employer on February 1, 2003 or on an Approved Absence as of February 1, 2003, as those terms are defined in the Qualified Pension Plan;

    (2) He is eligible to participate in the Qualified Pension Plan under[section] 2.2 of such plan as of February 1, 2003 (or, if on an Approved Absence, was eligible to participate in the Qualified Pension Plan under [section] 2.2 as of his last day of Employment);

    (3) He will (if he lives) attain at least age 50 on or before December 31, 2003 and would complete at least five (5) Years of Vesting Service (as defined in the Qualified Pension Plan, but regardless of whether or not he actually participated in the Qualified Pension Plan) if he continued to work through December 31, 2003;

    (4) He is involuntarily terminated (other than for Cause) during the Program Period;

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    (5) His Employment with an Employer actually terminates on his Program
        Retirement Date;

    (6) He has signed the Release and Agreement on Trade Secrets and Confidentiality and, if requested by the Company, the Noncompetition Agreement, and has mailed such documents to the Company in accordance with the Company's instructions on or before the date specified in the Release and whose Release becomes irrevocable; and

    (7) His Retirement Benefit cannot be paid in full from the Qualified Pension Plan because of any limitations or restrictions under the Code or ERISA, including but not limited to Code Sections 401(a)(4), 401(a)(17), 415 or 401(l), or because he deferred compensation under the Deferred Compensation Plan.

    Provided that, a Participant shall not be an Early Retirement Eligible Employee if:

    (1) He, on or before January 31, 2003, has satisfied all the requirements to receive severance benefits under Company's Severance Pay Plan or under any other severance pay arrangement maintained by the Company or any Subsidiary;

    (2) He is receiving or has been approved to receive long term disability benefits under any plan which provides such benefits and which is maintained by the Company or any Subsidiary (unless the first 24-consecutive month period in which he is eligible to receive such benefits ends during the Program Period); or

    (3) He has entered into a separate, written agreement with an Employer with respect to the termination of his Employment.

    Notwithstanding the foregoing, the Committee may, in its sole discretion, identify additional Early Retirement Eligible Employees for purposes of this Plan, provided that i) such individual would (if he lives) attain at least age 50 on or before December 31, 2003 and would complete at least five (5) Years of Vesting Service (as defined in the Qualified Pension Plan, but regardless of whether or not he actually participated in the Qualified Pension Plan) if he continued to work through December 31, 2003 and ii) his inclusion in this Plan would not cause the Plan to fail to be considered a "top-hat" plan for purposes of ERISA and the Code.

(d) Early Retirement Feature.

    (1) Solely during the Program Period and solely for the purposes of this Early Retirement Program, the definition of "Earliest Retirement Date" in Article I of the Plan shall mean, with respect to an Early Retirement

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        Eligible Employee, the earlier of: i) the date he has both attained age
        50 and completed five (5) Years of Vesting Service (as defined in the Qualified Pension Plan, but regardless of whether or not he actually participated in the Qualified Pension Plan) or ii) the date he attains age 60. An Early Retirement Eligible Employee may be eligible for an immediately payable benefit under this Plan even if he is not eligible for an immediately payable benefit under the Qualified Pension Plan.

    (2) Solely with respect to Early Retirement Eligible Employees for purposes of this Early Retirement Program, Section 3.1(a) shall be modified as described in this subsection. An Early Retirement Eligible Employee shall be entitled to a Supplemental Pension Benefit equal to that portion of his Retirement Benefit under the Qualified Pension Plan (whether or not he actually participated in the Qualified Pension Plan) that is not payable under such Qualified Pension Plan as a result of any limitations or restrictions under the Code or ERISA, including but not limited to Code Sections 401(a)(4), 401(a)(17), 415 or 401(l), or as limited by the terms of the Qualified Pension Plan, including Addendum O thereto. In calculating an Early Retirement Eligible Employee's Retirement Benefit, such benefit shall be determined i) without regard to the limitation of Code Section 401(a)(17), ii) by taking into consideration compensation that would have been considered benefit-eligible compensation under the Qualified Pension Plan had the Participant not elected to defer amounts under the Deferred Compensation Plan, iii) by assuming that the Early Retirement Eligible Employee would have been eligible for the program set forth in Addendum O of the Qualified Pension Plan, whether or not he is actually eligible, and iv) applying the early commencement reductions set forth in Addendum O of the Qualified Pension Plan. In no event shall the total benefit paid from any Company or Subsidiary plan (including but not limited to the Qualified Pension Plan and this Plan) to an Early Retirement Eligible Employee exceed the amount of Retirement Benefit determined under the Qualified Pension Plan had compensation not been deferred under the Deferred Compensation Plan, without regard to any limitations imposed by ERISA and the Code, and assuming the Early Retirement Eligible Employee was eligible for the early retirement feature under Addendum O of the Qualified Pension Plan.

    (3) Solely with respect to Early Retirement Eligible Employees for purposes of this Early Retirement Program, Section 3.1(c)(1) shall be modified as described in this subsection. The Supplemental Pension Benefit shall be payable in monthly increments as of the first day of the month concurrently with and in the same manner as the Participant's Retirement Benefit under the Qualified Pension Plan; provided however, that if an Early Retirement Eligible Employee is not eligible for an immediately payable benefit under the Qualified Pension Plan, the Supplemental Pension Benefit shall be payable in monthly increments as of the first day of the month following his Program Retirement Date and in a form elected

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        by the Early Retirement Eligible Employee as if he was eligible for an immediately payable benefit under the Qualified Pension Plan. For such Early Retirement Eligible Employees, at the time he first becomes eligible for a benefit from the Qualified Pension Plan (regardless of whether or not he actually elects to receive such benefit), the Supplemental Pension Benefit will be recalculated as if he was receiving the Qualified Pension Plan benefit. If a different method of payment is elected under the Qualified Pension Plan that provides additional survivor protection or if he elects a survivor optional form of benefit under Section 7.2 of the Qualified Pension Plan that is not reflected in the Supplemental Pension Benefit, the Supplemental Pension Benefit will be recalculated as if he had elected such form of payment in this Plan at the time he commenced benefits under this Plan.

    (4) If an Early Retirement Eligible Employee's actual age is under age 50 on his Program Retirement Date or Benefit Commencement Date (as defined in the Qualified Pension Plan), he shall be treated as if his actual age was age 50.

IN WITNESS WHEREOF, the Committee has adopted this Amendment on the date shown below, but effective as of the dates indicated above.

                                The Coca-Cola Company Benefits Committee

                                By  /s/ Barbara S. Gilbreath
                                   -------------------------------------

                                Date   2/27/03
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